GENERAL POWER OF ATTORNEY

The undersigned, Rene C. Pasche of Monte-Carlo holder of a General Power of Attorney said Power granted to him by a Board of Directors of
Alimentaria International, Inc. held on September 16 ,2002

hereby delegates this General Power of Attorney in whole to Mr. Georges Muller of Lausanne Switzerland, according to Article Thirteenth of the minutes of the Board of Directors of September 16, 2002.  The undersigned reserves for himself the exercise of the said Power.

  Made this 8th day of October, 2002

Rene C. Pasche
/s/ Pasche

Legalization on the other side.

Legalization Nr 30 328.  I, the undersigned Roland Rochat, Public Notary and Solicitor in Lausanne (Switzerland), certify the genuineness of the signature Pasche written on the other side by Mr. Rene C. Pasche.
Lausanne, the nineteenth day of April two thousand and four.